Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark E. Lucas, John L. Sullivan and Paul R. Zeller, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the 2010 Annual Report on Form 10-K of Imation Corp., and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Scott J. Robinson Scott J. Robinson	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	February 9, 2011

/s/ David P. Berg David P. Berg	Director	February 9, 2011

/s/ Charles A. Haggerty Charles A. Haggerty	Director	February 9, 2011

/s/ Linda W. Hart Linda W. Hart	Director	February 9, 2011

/s/ Ronald T. Lemay Ronald T. LeMay	Director	February 9, 2011

/s/ Raymond Leung Raymond Leung	Director	February 9, 2011

/s/ L. White Matthews, III L. White Matthews, III	Director	February 9, 2011

/s/ Trudy A. Rautio Trudy A. Rautio	Director	February 9, 2011

/s/ Glen A. Taylor Glen A. Taylor	Director	February 9, 2011

/s/ Daryl J. White Daryl J. White	Director	February 9, 2011